Exhibit 10.15

SUMMARY OF COMPENSATION ARRANGEMENTS
WITH NAMED EXECUTIVE OFFICERS AND DIRECTORS
(EFFECTIVE JANUARY 1, 2007)

Named Executive Officers

The following summarizes the current cash compensation and benefits received by the Company’s Chief Executive Officer, its Chief Financial Officer and its next three most highly compensated executive officers for the fiscal year ended December 31, 2006 (the “Named Executive Officers”). The following is intended to be a summary of existing oral, at will arrangements, and in no way is intended to provide any additional rights to any of the Named Executive Officers.

None of the Company’s executive officers has a written employment agreement with the Company. The executive officers of the Company serve at the discretion of the Board of Directors. The Compensation Committee of the Board (the “Committee”) reviews and recommends to the Board the compensation that is paid to the Company’s executive officers, including the salaries of the Named Executive Officers. The salaries of the Named Executive Officers as of January 1, 2007 are as follows:

Name and Position	Salary

J. Boyd Douglas	$500,000
President, CEO and Director
M. Stephen Walker	$375,000
Vice President — Finance and CFO
Thomas W. Peterson	$400,000
Senior Vice President — Clinical Software Sales
Victor S. Schneider	$250,000	(1)
Senior Vice President — Corporate and Business Development
Troy D. Rosser	$200,000	(1)
Vice President — Sales

(1)	In addition to this base salary, Messrs. Schneider and Rosser are eligible to receive sales commissions. Such commissions are included each year as part of these individuals’ salaries for purposes of determining their status as Named Executive Officers.

The Named Executive Officers are eligible to receive discretionary bonuses. The Named Executive Officers are also eligible to participate in the Company’s the 2002 Stock Option Plan and the 2005 Restricted Stock Plan, as well as the Company’s regular benefit plans and programs. All executive benefit plans and forms of agreements are filed as exhibits to the Company’s Exchange Act filings. Information regarding these plans and agreements, as well as compensation earned by the Named Executive Officers during fiscal 2006, will be included in the Company’s 2007 Proxy Statement.

Directors

Current director compensation arrangements provide that non-employee directors, other than members of the Audit Committee, will receive an annual retainer of $10,000. Each director who is a member of the Audit Committee receives an annual retainer of $15,000. Each non-employee director also receives an attendance fee of $2,000 for each regular quarterly meeting of the Board of Directors. Directors are also reimbursed for their expenses incurred in attending any meeting of directors.